Exhibit 10.1

FIFTH AMENDMENT TO OFFICE LEASE

THIS FIFTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of the 29th day of May, 2018, by and between TEMPUS ONE COLLEGE PARK LLC (“Landlord”), as successor in interest to ZELLER MANAGEMENT CORPORATION, as agent for Owner (“Original Landlord”), and ENDOCYTE, INC. (“Tenant”).

RECITALS

WHEREAS, on May 30, 2008, Original Landlord entered into a certain Office Lease (the “Lease”) with Tenant for office space located in One College Park at 8910 Purdue Road, Indianapolis, Indiana 46268 (the “Building”), whereby Tenant agreed to lease approximately 1,378 rentable square feet of office space known as Suite 725 and situated on the seventh floor of the Building (the “Original Premises”);

WHEREAS, on December 4, 2009, Original Landlord and Tenant entered into a certain First Amendment to Office Lease (the “First Amendment”) for purposes of extending the Expiration Date of the Lease to January 31, 2012, as well as making other amendments, the terms of which are fully set forth therein and hereby incorporated into this Amendment;

WHEREAS, on May 5, 2010, Original Landlord and Tenant entered into a certain Second Amendment to Office Lease (the “Second Amendment”) for purposes of relocating Tenant to office space consisting of approximately 4,397 rentable square feet, known as Suite 250, and situated on the second floor of the Building (the “Premises”), and extending the Expiration Date of the Lease to November 30, 2015, as well as making other amendments, the terms of which are fully set forth therein and hereby incorporated into this Amendment;

WHEREAS, on July 31, 2012, Original Landlord and Tenant entered into a certain Third Amendment to Office Lease (the “Third Amendment”) for purposes of expanding the Premises by an additional 3,225 rentable square feet, for a total of approximately 7,622 rentable square feet, and extending the Expiration Date of the Lease to February 28, 2018, as well as making other amendments, the terms of which are fully set forth therein and hereby incorporated into this Amendment;

WHEREAS, Landlord subsequently acquired title to the Building and succeeded to the interest of the landlord under the Lease;

WHEREAS, on January 26, 2018, Landlord and Tenant entered into a certain Fourth Amendment to Office Lease (the “Fourth Amendment”) for purposes of extending the Expiration date of the Lease to February 28, 2019, as well as making other amendments, the terms of which are fully set forth therein and hereby incorporated into this Amendment;

WHEREAS, Tenant desires to extend the term of the Lease and expand the Premises by leasing from Landlord an additional 1,413 rentable square feet of office space known as Suite 640 and situated on the sixth floor of the Building as outlined on Exhibit A attached hereto, for a total of approximately 9,035 rentable square feet;

WHEREAS, Landlord is willing to extend the term of the Lease and expand the Premises subject to the terms and conditions provided herein; and

WHEREAS, Landlord and Tenant now desire to amend the Lease to incorporate the terms as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to further amend the Lease, as previously amended by the First Amendment, Second Amendment, Third Amendment, and Fourth Amendment, as follows:

1.Recitals and Definitions.  The Recitals set forth above are hereby incorporated by reference.  Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Lease (including the First Amendment, Second Amendment, Third Amendment, or Fourth Amendment, as applicable).

2.Extension of Term.  Paragraph 2 of the Lease is hereby amended to provide for an extended term (the “Fifth Extended Term”) commencing June 1, 2018 (the “Commencement Date of Second Additional Space”) (even though the Expiration Date under the Lease, prior to this Amendment, is February 28, 2019) and continuing through May 31, 2021 (hereinafter the “Expiration Date”).

3.Base Rent.  Effective upon the Commencement Date of Second Additional Space, subparagraph (a) of Paragraph 3 of the Lease shall be amended to provide for Base Rent during the Fifth Extended Term as to the Second Additional Space (as defined below) as follows:

Period	Rate/RSF	Monthly Base Rent
June 1, 2018 – Dec. 31, 2018	$19.25	$2,266.69
Jan. 1, 2019 – Dec. 31, 2019	$19.75	$2,325.56
Jan. 1, 2020 – Dec. 31, 2020	$20.25	$2,384.44
Jan. 1, 2021 – May 31, 2021	$20.75	$2,443.31

Subparagraph (a) of Paragraph 3 of the Lease is hereby further amended to provide for Base Rent during the Fifth Extended Term (which replaces the Fourth Extended Term of the Fourth Amendment with regard to the period of June 1, 2018 through February 28, 2019) as to the current Premises as follows:

Period	Rate/RSF	Monthly Base Rent
June 1, 2018 – Feb. 28, 2019	$21.00	$13,338.50
March 1, 2019 – Dec. 31, 2019	$19.75	$12,544.54
Jan. 1, 2020 – Dec. 31, 2020	$20.25	$12,862.13
Jan. 1, 2021 – May 31, 2021	$20.75	$13,179.71

4.Additional Space.  Landlord shall lease to Tenant and Tenant shall lease from Landlord that portion of the Building consisting of approximately 1,413 rentable square feet, as

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shown and outlined on Exhibit A attached hereto (the  “Second Additional Space”).  The Second Additional Space shall be leased for a term commencing on the Commencement Date of Second Additional Space and expiring on the Expiration Date (as amended by Paragraph 2 above).

5.Premises.  Effective upon the Commencement Date of Second Additional Space, the term “Premises” as used and defined in the Lease shall be deemed to mean and refer to, collectively, the current Premises and the Second Additional Space.

6.Rentable Area of Premises.  Effective upon the Commencement Date of Second Additional Space, the rentable area of the Premises shall be approximately 9,035 rentable square feet.

7.Base Year.  Effective upon the Commencement Date of Second Additional Space, the phrase “2010 calendar year” in subparagraph (ii) of Paragraph 3 of the Lease (as amended) shall be deleted and replaced with “2018 calendar year.”

8.Tenant’s Proportionate Share.  Effective upon the Commencement Date of Second Additional Space, the number “5.64%” in subparagraph (iv) of Paragraph 3 of the Lease (as amended) shall be deleted and replaced with “6.69%.”

9.Improvements.  Landlord or its agents shall construct, at Tenant’s cost (subject to the Tenant Improvements Allowance, as defined in Paragraph 11 below), certain improvements to the Second Additional Space and the current Premises to be determined by Tenant and Landlord (the “Fifth Extended Term Improvements”), in accordance with the terms of the Work Letter attached hereto as Exhibit B.  As the Fifth Extended Term Improvements will be completed while Tenant is in occupancy of the current Premises, Tenant acknowledges that Landlord’s work on the Fifth Extended Term Improvements may be an annoyance and disruptive.  Landlord and Tenant shall work cooperatively during the completion of the Fifth Extended Term Improvements to minimize any disruption to (i) Tenant’s enjoyment of the Premises or (ii) Landlord’s work schedule.

10.Possession of Second Additional Space.  Landlord shall use commercially reasonable efforts to complete the Fifth Extended Term Improvements and deliver possession of the Second Additional Space to Tenant on or before the Commencement Date of Second Additional Space.  If the Second Additional Space is ready for occupancy prior to the Commencement Date of Second Additional Space, Landlord shall deliver possession of the Second Additional Space to Tenant at such time, and Tenant may then occupy the Second Additional Space, subject to all of the terms, conditions, and covenants of the Lease (as amended), but Tenant’s Monthly Base Rent obligation for the period preceding the Commencement Date of Second Additional Space shall remain as set forth in the Lease.  Beginning two (2) weeks prior to the Commencement Date of Second Additional Space, Tenant and Tenant’s agents shall have the right to enter the Second Additional Space for purposes of installing Tenant’s furniture, fixtures, and equipment in the Second Additional Space, subject to the terms of Paragraph 4 of the Work Letter attached hereto as Exhibit B.  If Landlord is unable to tender possession of the Second Additional Space to Tenant on or before the Commencement Date of Second Additional Space, the Commencement Date of Second Additional Space shall be extended to the date that Landlord

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delivers possession of the Second Additional Space to Tenant, except as otherwise provided by Paragraph 3 of the Work Letter attached hereto as Exhibit B, and the Expiration Date of the Lease shall be extended by the same number of days as the Commencement Date of Second Additional Space is extended.  A delay of the Commencement Date of Second Additional Space shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Second Additional Space not being ready for occupancy by Tenant as of the Commencement Date of Second Additional Space.  Tenant’s acceptance of possession of the Second Additional Space upon Landlord’s tender thereof shall constitute Tenant’s acknowledgment that the Second Additional Space is in good order and satisfactory condition.

11.Allowances.  Landlord shall provide Tenant an allowance of Twelve Thousand Seven Hundred Seventeen Dollars ($12,717.00) for the Second Additional Space, and Thirty Thousand Four Hundred Eighty-Eight Dollars ($30,488.00) for the current Premises (collectively, the “Tenant Improvements Allowance”), to apply toward the Fifth Extended Term Improvements.  Notwithstanding the separate amounts stated in the preceding sentence, Tenant may apply any portion of the Tenant Improvements Allowance toward Fifth Extended Term Improvements for the Second Additional Space, and may apply any portion of the Tenant Improvements Allowance toward Fifth Extended Term Improvements for the current Premises.  Except as otherwise provided below, the Tenant Improvements Allowance is limited to Improvement Expenses (as defined below).  If any of the Tenant Improvements Allowance remains after (i.e., is not required for) the Fifth Extended Term Improvements, Landlord shall pay the Tenant Improvements Allowance (to the extent not already used) to Tenant upon submission to Landlord of copies of paid invoices, receipts, canceled checks, or other satisfactory proof of the amounts paid by Tenant for such third-party expenses, together with a lien waiver in form satisfactory to Landlord and executed by the third party (i.e., each contractor or supplier, as applicable).  As used herein, the term “Improvement Expenses” means and includes (a) amounts paid by Tenant to third parties (excluding Tenant’s employees) for labor, services, supplies, materials, wiring and electrical, goods, and other work or items in connection with improving the Premises and (b) the cost of all architectural and engineering construction drawings and specifications required in connection with the Tenant Finish Improvements, all work, labor, material, and equipment necessary to construct the Tenant Finish Improvements in accordance with the approved construction drawings and specifications from the "as is" condition of the Premises (all such construction being hereinafter referred to as the "Work"), and Landlord’s construction review and coordination fee equal to five percent (5%) of the cost of the Work.  The Tenant Improvements Allowance must be used (if at all), and the Tenant submissions required above must be received by Landlord, within six (6) months after the Commencement Date of Second Additional Space.

Tenant also may apply up to Two Thousand Eight Hundred Twenty-Six Dollars ($2,826.00) of the Second Additional Space portion of the Tenant Improvements Allowance toward Tenant’s moving and relocation expenses as a relocation allowance (the “Relocation Allowance”).  The Relocation Allowance is limited to reimbursing Tenant for its actual payments to third parties for Moving and Relocation Expenses (as defined below), including all costs related to information technology, wiring, and electrical.  Landlord shall pay the Relocation Allowance to Tenant upon submission to Landlord of copies of paid invoices, receipts, canceled checks, or other satisfactory proof of the amounts paid by Tenant for such third-party expenses.  As used herein,

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the term “Moving and Relocation Expenses” means and includes amounts paid by Tenant to third parties (excluding Tenant’s employees) for labor, services, supplies, materials, goods, and other work or items in connection with moving Tenant’s furniture, equipment, or supplies from their current location and relocating them to the Second Additional Space, including but not limited to the following: the physical move (including the cost involved in tearing down any existing furniture and setting up at a new location); purchase of reasonable supplies of new business cards, corporate stationery, and checks; relocation or purchase and installation of phone system and hardware; relocation and installation of PC’s and/or servers; purchase and installation of security and/or alarm system; wiring and cable for equipment in the Second Additional Space; change of address with post office, change of address notification to clients, communication of new address and move-related instructions to all vendors and service providers; and notifying vendors to relocate copiers (including cost to relocate), coffee machines, vending machines, etc.  Moving and Relocation Expenses does not include the purchase price or any other costs associated with the acquisition, shipping, delivery, or setup of any new furniture, furnishings, fixtures, partitions, equipment (other than any new phone system and hardware, as provided above), permanent file storage cabinets or systems, computers, servers, printers, or related hardware or software, decorations, lamps, or light fixtures, or other personal property of any kind; temporary or permanent storage costs; or costs of disposal or moving of any items to any location other than the Premises unless items are moved to temporary storage as a result of the Premises not being ready for occupation and Tenant was required to vacate its current offices.

12.Right of First Offer.  Provided the Lease is in full force and effect and no event of default shall exist under the Lease at the time, Tenant shall have a right of first offer (the “Right of First Offer”) to lease the space on the sixth floor of the Building (the “ROFO Space”) as such space becomes available for rent.  Such Right of First Offer shall be subject to and subordinate to all options and rights of other existing tenants of the Building, including but not limited to renewal and expansion options and rights.  Before Landlord markets any portion of the ROFO Space to any party other than the then-current occupant, if any, or those having a prior right, Landlord shall notify Tenant of the availability and description of the ROFO Space and the basic terms under which Landlord is going to market the ROFO Space.  Within five (5) business days after such notice, time being of the essence, Tenant shall give Landlord written notice that it either does or does not wish to enter into a lease with Landlord for the ROFO Space on the terms presented by Landlord to Tenant.  In the event that Tenant’s notice provides that it does not wish to enter into a lease for the ROFO Space on the terms presented by Landlord to Tenant, or if Tenant fails to give Landlord the notice of its desires respecting the ROFO Space within the above-stated five (5) business day period, then Landlord shall be entitled to proceed to market and/or lease the ROFO Space to a third party free and clear of Tenant’s Right of First Offer and such right shall be deemed forever terminated with respect to the ROFO Space described in the notice from Landlord.  In the event that Tenant gives Landlord a notice as required above that Tenant wishes to lease the ROFO Space from Landlord, then Tenant shall have fifteen (15) business days from the date of Tenant’s notice within which to sign a mutually acceptable new lease covering the ROFO Space or to amend this Lease in a mutually acceptable manner by adding the ROFO Space.  In the event Tenant fails to sign such a lease or amendment to this Lease within said fifteen (15) business day period, time being of the essence, then Landlord shall be entitled to proceed to market and/or lease the ROFO Space to a third party free and clear of such right and such right shall be deemed forever terminated

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with respect to the ROFO Space described in the notice from Landlord.  Tenant shall accept the ROFO Space in its “as is” condition, unless otherwise specified in Landlord’s notice.

The Right of First Offer granted herein shall be personal to Tenant and shall not be utilized by any assignee or sublessee approved and/or permitted under Paragraph 16 of the Lease.

13.Brokerage Commissions.  Each party represents and warrants to the other that it has dealt with no broker, finder, or other person with respect to this Amendment other than Colliers International and Jones Lang LaSalle Brokerage, Inc. (the “Brokers”). Landlord shall pay any commission becoming due and payable to the Brokers by separate agreement.  Landlord and Tenant each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, expense, or claim incurred by reason of any other brokerage commission alleged to be payable because of any act, omission, or statement of the indemnifying party. Such indemnity obligation shall be deemed to include the payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

14.Binding Effect.  Except as amended hereby, all terms and conditions of the Lease are ratified and confirmed and shall remain unmodified and in full force and effect.  In the event of any inconsistency between the provisions of this Amendment and the Lease, the terms and provisions of this Amendment shall govern and control.  This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant, and their respective successors and permitted assigns.

15.Submission.  Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord or Tenant and no obligations on Landlord or Tenant shall arise under this Amendment unless and until this Amendment is fully executed by both Landlord and Tenant.

16.Execution.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.  This Amendment may be executed and delivered by facsimile or e-mail, with each signature being deemed completed upon its delivery by original copy, facsimile, or e-mail to the other party or the other party’s counsel, such that facsimile or digital signatures so delivered shall be deemed originals.

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IN WITNESS WHEREOF, this Amendment is executed by the parties effective as of the date first above written.

TENANT:		LANDLORD:

ENDOCYTE, INC		TEMPUS ONE COLLEGE PARK LLC

By:	/s/ Mike Sherman	By:	/s/ R Mark Saviers
Printed:	Mike Sherman		Mark Saviers
Title:	President & CEO		Authorized Representative

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EXHIBIT A

Second Additional Space

Exhibit A: Second Additional Space

One College Park, 8910 Purdue Rd

Suite 640:	1,413 SF

LOBBY
ELEC.
TELE
FAN RM.
WOMEN
MEN
1,413 SF
NORTH

Colliers INTERNATIONAL

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EXHIBIT B

Work Letter

(Allowance)

The terms used herein shall have the meanings ascribed to them in the Lease (as amended), unless otherwise stated herein.  Landlord and Tenant agree that their respective rights and obligations in reference to the construction of the Fifth Extended Term Improvements shall be as follows:

1.           Construction Documents.

A.        Drawings and Specifications.  Landlord and Tenant shall agree to schematic drawings and specifications for construction of the Fifth Extended Term Improvements in accordance with the procedure set forth in this Work Letter.  Construction drawings and specifications for the Fifth Extended Term Improvements shall be prepared by Landlord's architect based on the drawings and specifications to be agreed upon by Landlord and Tenant.

B.        Tenant Approval.  Upon completion of the construction drawings and specifications, Tenant shall be allowed three (3) working days after receipt thereof in which to review and approve or object to the construction drawings and specifications and to advise Landlord of such approval or objections.  Landlord shall be permitted five (5) working days thereafter in which to make, agree to make or reject any change requested by Tenant.

C.        Building Standard Construction.  Landlord has designated the type and quantities of materials to be used in the construction of the Fifth Extended Term Improvements (hereinafter referred to as "Building Standard Construction").  Unless otherwise specified on the construction drawings and specifications, Building Standard Construction shall be utilized for the Fifth Extended Term Improvements.  Landlord shall have the right to designate, and from time to time to change, the materials, fixtures, colors and other items that are Building Standard Construction, provided that such changes are of equal or superior quality.

2.           Improvement Price.  The "Improvement Price" for the Fifth Extended Term Improvements shall be calculated and paid as follows:

A.        The Improvement Price shall include the cost of all architectural and engineering construction drawings and specifications required in connection with the Fifth Extended Term Improvements, all work, labor, material and equipment necessary to construct the Fifth Extended Term Improvements in accordance with the approved construction drawings and specifications from the "as is" condition of the Second Additional Space (all such construction being hereinafter referred to as the "Work") and Landlord's construction review and coordination fee equal to five percent (5%) of the cost of the Work.

B.        Landlord will pay the Improvement Price to the extent that it does not exceed the then-unused portion of the Tenant Improvements Allowance (said amount hereinafter referred to as “Landlord’s Contribution”).  If the Improvement Price shall exceed Landlord’s Contribution, Tenant shall pay Landlord the difference as set forth herein.  Once Landlord has completed the Work, any additional tenant finish improvements shall be at Tenant's sole cost and expense.

C.        To the extent the cost of the Work exceeds Landlord’s Contribution, such Work shall be performed at Tenant’s sole cost and expense.  The amount of the cost and expense in excess of Landlord’s Contribution shall be agreed to by Landlord and Tenant prior to commencement of construction of the Fifth Extended Term Improvements.  Tenant shall pay one-half of such excess to Landlord prior to commencement of construction and shall pay the remaining one-half of such excess to Landlord upon completion of construction.  Tenant shall be allowed five (5) working days to review and approve Landlord’s statement of Improvement Price after receipt thereof and to make payment in accordance with this paragraph.

D.        Landlord shall have no obligation for the cost of improvements, finishes, or additional Work not included in the approved construction drawings and specifications (hereinafter referred to as "Additional Work").  Additional Work shall be performed at Tenant's sole cost and expense.   Tenant shall immediately post a deposit with the Landlord for the amount of the Additional Work or any change orders, which from

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time to time, are approved by Landlord.  The Additional Work shall not be performed until Landlord’s receipt of such deposit.  The deposit amount will be reconciled with the actual amount of the Additional Work and change orders upon Tenant’s acceptance of the Fifth Extended Term Improvements and final completion of any punchlist items. Drawings and specifications, contractors, suppliers and vendors for any Additional Work shall be subject to Landlord's approval, which shall not be unreasonably withheld.  Any delay in completion of Additional Work performed by Tenant shall not delay commencement of the Term of the Lease or limit the obligations of Tenant as set forth herein.

E.        Failure by Tenant to timely pay any amounts due hereunder shall be a default under Paragraph 19(a)(i) of the Lease and failure by Tenant to perform any of its other obligations hereunder shall be a default under Paragraph 19(a)(ii) of the Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord, including, at Landlord's option, the right to withhold delivering possession of the Second Additional Space until such amounts have been paid in full.

3.           Completion of the Work; Commencement Date.  Landlord shall endeavor to substantially complete the Work on or before the Commencement Date of Second Additional Space.  Notwithstanding the Commencement Date of Second Additional Space provided in the Fifth Amendment, the Commencement Date of Second Additional Space shall be deferred until Landlord has substantially completed the Work, provided, however, that if Landlord is delayed in substantially completing the Work as a result of (a) Tenant's failure to provide timely approvals in accordance with this Work Letter; (b) Tenant's request for changes to the Work as included in the approved construction drawings and specifications; (c) Tenant's requests for materials, finishes or installations other than Building Standard Construction; (d) performance of Additional Work in the Second Additional Space by Tenant or its contractors, suppliers, employees or agents; (e) any other act or omission of Tenant; (all of which shall be deemed to be delays caused by Tenant), then the Commencement Date of Second Additional Space shall be deferred only until the date on which Landlord would have substantially completed the performance of the Work but for such delays.  Deferral of the Commencement Date of Second Additional Space shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Second Additional Space not being ready for occupancy by Tenant as of the Commencement Date of Second Additional Space provided in the Fifth Amendment, and such delay shall not entitle Tenant to rescind or terminate the Lease or the Fifth Amendment.

4.           Entry by Tenant Prior to Commencement Date of Second Additional Space.  Landlord, subject to the following terms and conditions, and in Landlord's sole discretion and upon request by Tenant, may grant to Tenant and Tenant's agents a license to enter the Second Additional Space prior to the Commencement Date of Second Additional Space in order that Tenant may do other work required by Tenant to make the Premises ready for Tenant's use and occupancy.

A.        Tenant shall give Landlord not less than five (5) days' prior written notice of the request to have such early access to the Second Additional Space, which notice must contain or be accompanied by: (i) a description and schedule for the work to be performed by those persons and entities for whom and which such early access is being requested; (ii) the names and addresses of all contractors, subcontractors and material suppliers for whom and which such access is being requested; (iii) the approximate number of individuals, itemized by trade, who shall be present in the Second Additional Space; (iv) copies of all contracts pertaining to the performance of the work for which such early access is being requested; (v) copies of all plans and specifications pertaining to the work for which such access is being requested; (vi) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; (vii) certificates of insurance and instruments of indemnification against all claims, costs, expenses, damages, suits, fines, penalties, actions, causes of action and liabilities which may arise in connection with such work; and (viii) assurances of the availability of funds sufficient to pay for all such work, if such assurances are requested by Landlord.  Each of the foregoing shall be subject to Landlord's approval, which approval shall not be arbitrarily withheld.

B.        Early access to the Second Additional Space is subject to scheduling by Landlord.

C.        Tenant's employees, agents, contractors, workers, suppliers, and invitees must work in harmony and not interfere with Landlord and Landlord's agents in completion of the Work and any additional work in the Second Additional Space, Landlord's work in other premises and in common areas of the Building or the general operation of the Building.  If at any time such entry shall cause or threaten to cause disharmony or

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interference, including labor disharmony, Landlord may withdraw its license upon twenty-four (24) hours prior written notice to Tenant.

D.        Tenant agrees that any early entry into the Second Additional Space shall be at Tenant's own risk and Landlord shall not be liable for any injury to persons or damage to property of Tenant, or to Tenant's employees, licensees or invitees, from any cause whatsoever occurring upon or about the Second Additional Space, and Tenant shall indemnify and save Landlord harmless from any and all liability and claims arising out of or connected with any such injury or damage.

E.        Tenant shall be liable to Landlord for any damage to the Second Additional Space or any portion of the Work caused by Tenant or any of Tenant's employees, agents, contractors, workers, suppliers or invitees.

5.           Landlord's Entry After Commencement Date of Second Additional Space.  Landlord may enter the Second Additional Space at any time after delivering possession to Tenant, upon prior notice to Tenant at mutually acceptable times to complete unfinished details of the Work and such entry by Landlord, its agents, servants, employees, or contractors for such purposes shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any obligation under this Lease, or impose any liability upon Landlord or its agents; provided, however, Landlord shall not unreasonably interfere with Tenant's business and to the extent that any such work will interfere with Tenant's business, such work will be completed after business hours.

6.           Guaranty.  Landlord hereby guarantees that the Fifth Extended Term Improvements will be free of material defects for a period of one (1) year after delivery of possession of the Second Additional Space to Tenant, which guaranty period shall be in addition to and concurrent with the period of any applicable special guaranty required by any applicable construction documents relating to the Work.  Landlord's guaranty set forth above shall not deprive Tenant of any action, right, or remedy otherwise available to it for breach of any of the provisions of this Work Letter and the periods referred to above shall not be construed as a limitation on the time in which Tenant may pursue such other action, right or remedy.

7.           Landlord's Property.  All work and materials furnished are Landlord's property and will be considered part of the Building, subject to Tenant's rights to use the same under the Lease.

8.           Binding Agreement.  This Agreement is binding upon and inures to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns.

[The remainder of this page is intentionally left blank; signature page follows.]

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LANDLORD:

TEMPUS ONE COLLEGE PARK LLC

By:	/s/ R Mark Saviers
Mark Saviers
Authorized Representative

TENANT:

ENDOCYTE, INC.

By:	/s/ Mike Sherman

Printed:	Mike Sherman

Title:	President & CEO

Dated:	May 29, 2018

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